SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT

Date of Report (Date of earliest event reported): November 2, 2016

AIRBORNE WIRELESS NETWORK
(Exact name of Company as specified in its charter)

Nevada	333-179079	27-4453740
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

4115 Guardian Street, Suite C, Simi Valley, California 93063
(Address of principal executive offices)

(805) 583-4302
(Company’s Telephone Number)

___________________________________________________
(Former name, address and telephone number specified on last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As of November 2, 2016, Airborne Wireless Network, a Nevada corporation (the “Company”), and IRTH Communications, LLC, a Nevada limited liability company (“IRTH”), entered into and executed a written SERVICES AGREEMENT, pursuant to the provisions of which IRTH shall perform for the benefit of the Company certain public relations, Internet development, communications and similar services (the “Services Agreement”). Pursuant to the provision of the Services Agreement IRTH shall prepare for use by the Company certain communications which shall be disseminated to the public regarding the business and operations of the Company, which communications shall be summited to the Company for review and modifications in advance of distribution.

In the event the Company requires additional services from IRTH, IRTH and the Company shall negotiate in good faith the terms and conditions of such additional services, including, without limitation, if applicable, any deliverables, specifications, payment and delivery schedules.

As compensation for the services to be provided by IRTH to the Company pursuant to the Services Agreement, the Company has agreed to pay IRTH a monthly nonrefundable retainer of $7,500. The initial payment was paid by the Company on the day of its execution of Services Agreement, and eleven (11) subsequent monthly payments in the amount of $7,500 shall be paid thereafter.

Pursuant to the provisions of the Services Agreement, the Company agreed to issue to IRTH and/or its assignee, as a single one time retainer payment, that number of shares of the Company’s common stock valued at $100,000, determined by the average closing price of the Company’s common stock on its principal exchange for the ten (10) trading days immediately prior to the day of execution of the Services Agreement.

Additionally, the Company shall reimburse IRTH for any reasonable out-of-pocket expenses and costs (including travel, meals, and lodging expenses) that the Company approves in advance and that IRTH incurs in the performance of its duties pursuant to the Services Agreement.

The Company shall own all right, title and interest (including, without limitation, all intellectual property rights) in and to any work product or deliverables provided to the Company by IRTH as part of the services required of IRTH by the Services Agreement.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRBORNE WIRELESS NETWORK

Date: November 14, 2016	By:	/s/ J. Edward Daniels
J. Edward Daniels
President & CEO

3